UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

                                    FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  March 2, 2011

U.S. PREMIUM BEEF, LLC

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-115164

20-1576986
(Commission File Number)	(I.R.S. Employer Identification No.)

12200 North Ambassador Drive

Kansas City, Missouri
64163
(Address of principal executive offices)	(Zip Code)

(816) 713-8800
Registrant’s telephone, number, including area code

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1, 2 and 4 through  8 are not applicable and therefore omitted.

Item 3.03.  Material Modification to Rights of Security Holders.

The U.S. Premium Beef, LLC (“USPB”) Board of Directors has approved the amendment and restatement of the USPB Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”).  Two amendments were adopted pursuant to provisions of the existing LLC Agreement which allow the USPB Board to adopt certain amendments by resolution, without the necessity of approval from the USPB members.

The Board of Directors adopted an amended “Unit Transfer Policy” as Appendix C to the LLC Agreement.  The amended Unit Transfer Policy contains a revised Section 3.4 governing allocations and distributions with respect to units that have been transferred.  Prior to the amendment, USPB’s Unit Transfer Policy provided for a Transfer to be deemed to have occurred on the date such Transfer is approved by the Board.  Under the amended Unit Transfer Policy, a Transfer shall be deemed to have occurred on the date determined by the Board in the approval resolution.   If a date is not determined by the Board in the transfer approval resolution, then:  (1) for a Conditional Transfer or a Non-Conditional Transfer, as determined by the Board, occurring outside of a qualified matching service the Transfer shall be deemed to have occurred on the fifth business day after the date the Transfer is approved by the Board; and (2) for a Non-Conditional Transfer occurring through the use of a qualified matching service, the Transfer shall be deemed to have occurred on the fifth business day after the  later of:  (i) the date of the Board approval of the Transfer; or (ii) 45 days after the date the offer to sell was posted to the qualified matching service.

In addition to adopting the amended Unit Transfer Policy as  Appendix C of the LLC Agreement as described above, the Board of Directors has also adopted an amended list of the current “Board of Directors of U.S. Premium Beef, LLC” as Appendix D to the LLC Agreement.

Item 9.01.  Financial Statements and Exhibits.

(d)       Exhibits.  The following exhibits are filed pursuant to Item 9.01.

            3.1       Amended and Restated Limited Liability Company Agreement.

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

U.S. PREMIUM BEEF, LLC

By: /s/ Steven D. Hunt_______
Steven D. Hunt,
Chief Executive Officer

Dated:  March 7, 2011